Exhibit 99.1

RPM Reports Results for

Fiscal 2018 Fourth Quarter and Year End

•	Record sales reported, increasing 4% in the fourth quarter and 7% for the fiscal year

•	Fourth-quarter net income decreased 33%; adjusted net income increased 3%

•	Full-year net income increased 86%; adjusted net income increased 18%

•	Implementing operating improvement plan to enhance shareholder value

MEDINA, OH – July 19, 2018 – RPM International Inc. (NYSE: RPM) today reported record sales for its fiscal fourth quarter and year ended May 31, 2018. Net income and diluted earnings per share declined in the fourth quarter due to higher raw material costs and extended winter weather, which inhibited outdoor projects, especially in the company’s consumer segment. In addition, the company recorded restructuring and other charges to reduce expenses and position RPM for long-term growth, as well as inventory-related charges in its consumer segment tied to a strategic shift in direction. For the full 2018 fiscal year, net income and diluted earnings per share increased over the prior year.

“We began addressing operating improvement opportunities with our board over a year ago. We were in the early phases of this initiative when a now major shareholder – Elliott Management – contacted us because they believed that RPM’s stock was undervalued, particularly in relationship to opportunities to improve our operating performance and margin profile. We agree,” stated Frank C. Sullivan, RPM chairman and chief executive officer.

Fourth-Quarter Consolidated Results

Net sales for the fourth-quarter increased 4.4% to $1.56 billion from $1.49 billion a year ago. Net income in the quarter decreased to $85.7 million from $128.1 million reported in the fourth quarter of fiscal 2017. Diluted earnings per share (EPS) were $0.63 compared with $0.94 in the year-ago quarter. Income before income taxes (IBT) was $117.9 million versus $185.7 million a year ago. Consolidated earnings before interest and taxes (EBIT) were $135.0 million compared with $209.1 million a year ago. The fourth quarter of fiscal 2018 included restructuring and other charges, including inventory SKU rationalization, of $62.2 million. The fourth quarter of fiscal 2017 included a severance charge of $15.0 million. Excluding the charges in both periods, net income was $142.1 million in fiscal 2018 versus $138.3 million in fiscal 2017 and EBIT was $197.3 million compared with $224.1 million a year ago. Diluted EPS excluding the charges increased 2.9% to $1.05 from $1.02 a year ago.

“We achieved respectable top-line sales growth in the fourth quarter, particularly in light of the unseasonably cold and rainy spring in North America that delayed coating and construction projects. Bottom-line results were adversely affected by rising raw material costs, as well as the decline in sales in the consumer segment and the resulting lack of leverage, exacerbated by strategic restructuring initiatives introduced by new management at Rust-Oleum,” stated Sullivan.

Fourth-Quarter Segment Sales and Earnings

Industrial segment sales for the fiscal 2018 fourth quarter were up 10.8% to $812.9 million from $733.5 million a year ago. Organic sales improved 6.2%, while acquisition growth added 1.7%. Foreign currency translation contributed 2.9% to sales. Industrial segment IBT increased 4.7% to $96.4 million

RPM Reports Fiscal 2018 Fourth-Quarter and Year-End Results

July 19, 2018

from $92.1 million a year ago. EBIT was up 6.4% to $99.3 million from $93.4 million in the fiscal 2017 fourth quarter. The fourth quarter included restructuring and related charges of $10.0 million in fiscal 2018 and a $7.7 million severance charge in fiscal 2017. Excluding these charges, industrial segment EBIT was $109.3 million, up 8.1% from $101.1 million a year ago.

“The industrial segment generated strong organic growth for the quarter, primarily driven by our North American waterproofing business. Our European operations produced solid sales growth in the mid-single-digit range and our businesses serving the energy sector generated upper-single-digit sales growth, which was as expected. In Brazil, our businesses remain challenged as the economy continues to struggle. Impacting leverage to our bottom line was raw material inflation and a lag in our ability to achieve price increases,” stated Sullivan. “During the quarter, we closed a polymer flooring facility in North America and an unprofitable business in China. In addition, we reorganized RPM’s global legal function by reducing headcount at the operating companies, mostly within the industrial segment, and consolidating functions at RPM’s corporate headquarters,” Sullivan stated.

Net sales in RPM’s consumer segment were $548.4 million compared with $565.3 million reported in the fiscal 2017 fourth quarter. Organic sales were down 5.4%, while acquisition growth added 1.2% and foreign exchange translation contributed 1.2% to sales. Consumer segment IBT was $25.3 million compared with $99.4 million in the prior year. EBIT in the fiscal 2018 fourth quarter was $25.5 million versus $99.6 million in fiscal 2017. The segment recorded $47.3 million in restructuring and inventory-related charges in the fiscal 2018 fourth quarter and a $4.3 million severance charge in fiscal 2017. Excluding these charges, EBIT was $72.8 million compared with $103.9 million a year ago.

“Sales growth in our consumer segment was hampered by extremely unfavorable weather conditions in North America, the segment’s largest market, which resulted in sluggish consumer takeaway. Our retail partners reacted to the unfavorable weather by reducing inventory, further compounding the problem. The lag in our ability to achieve price increases to offset raw material inflation contributed to the decline in EBIT. During the quarter, Rust-Oleum eliminated approximately 150 positions, announced the closure of two manufacturing facilities and simplified its management structure to lower cost. As part of this initiative, we rationalized product lines, resulting in a $36.5 million charge. These actions will enable Rust-Oleum to better optimize manufacturing, focus on key products, and improve working capital going forward. Also during the quarter, Rust-Oleum was awarded full-chain distribution of its Varathane interior wood stains at The Home Depot and product began shipping in June,” stated Sullivan.

Fourth-quarter sales in the company’s specialty segment increased 1.5% to $196.9 million from $194.0 million in fiscal 2017. Organic sales declined 0.6%, but were offset by acquisition growth of 0.6% and the positive impact of 1.5% in foreign currency translation. Specialty segment IBT increased 5.3% to $32.9 million from $31.2 million last year. EBIT increased 3.8% to $32.3 million from $31.1 million in the prior period. The segment reported a $1.4 million enterprise resource planning (ERP) consolidation charge in the fourth quarter of fiscal 2018 and a $2.9 million severance charge in the fourth quarter of fiscal 2017. Excluding these charges, specialty segment EBIT was $33.7 million versus $34.0 million in the prior year.

“The specialty segment’s top-line improvement was modest, as expected, because of sales lost due to a patent expiration in our food coatings business, which were partially offset by strong sales in our OEM powder coatings and wood finishes businesses. EBIT declined due to unfavorable product mix,” stated Sullivan.

RPM Reports Fiscal 2018 Fourth-Quarter and Year-End Results

July 19, 2018

Full-Year Consolidated Results

Fiscal 2018 consolidated full-year net sales increased 7.3% to $5.32 billion from $4.96 billion in fiscal 2017. Net income increased 85.8% to $337.8 million from $181.8 million reported in fiscal 2017. Diluted earnings per share of $2.50 were up 83.8% from $1.36 a year ago. IBT was up 70.7% to $417.0 million from $244.3 million in fiscal 2017. Consolidated EBIT was up 53.1% to $501.2 million from $327.3 million last year. Fiscal 2018 included restructuring and other charges, including inventory SKU rationalization, of $62.2 million. Fiscal 2017 included a $12.3 million charge for closing a Middle East facility, a severance charge of $15.0 million and a goodwill and an intangible impairment charge of $188.3 million. Excluding these items, net income for the year increased 18.3% to $394.2 million from $333.4 million in fiscal 2017 and diluted EPS increased 18.2% to $2.92 from $2.47 last fiscal year. After excluding these same items, EBIT increased 3.8% for fiscal 2018 to $563.4 million from $542.9 million a year ago.

Full-Year Segment Sales and Earnings

Fiscal 2018 sales for RPM’s industrial segment improved 9.8% to $2.81 billion from $2.56 billion in fiscal 2017. Organic sales increased 4.4%, with acquisition growth contributing 3.0%. Foreign currency translation positively impacted sales by 2.4%. The industrial segment’s IBT increased 11.3% to $270.8 million from $243.3 million in fiscal 2017. Industrial segment EBIT improved 11.9% to $281.3 million from $251.3 million in fiscal 2017. The segment reported restructuring and related charges of $10.0 million in fiscal 2018, as well as fiscal 2017 charges of $12.3 million to exit a Middle East business and $7.7 million for severance expenses. Excluding these charges, industrial segment EBIT increased 7.4% to $291.3 million from $271.3 million a year ago.

Consumer segment sales for fiscal 2018 increased 4.4% to $1.75 billion from $1.68 billion in fiscal 2017. Organic sales declined by 1.7%, which was offset by the contribution from acquisitions of 5.2% and the positive impact of foreign exchange of 0.9%. IBT increased 192.7% to $171.9 million from $58.7 million in fiscal 2017. Consumer segment EBIT increased 192.3%, to $172.6 million from $59.0 million a year ago. The segment reported charges of $47.3 million in the fiscal 2018 fourth quarter, as well as the fiscal 2017 goodwill and intangible impairment charge of $188.3 million in the second quarter and a severance charge of $4.3 million in the fourth quarter. Excluding these charges, consumer segment EBIT was $219.8 million versus $251.6 million a year ago.

Fiscal 2018 specialty segment sales increased 5.5% to $752.5 million from $713.6 million in fiscal 2017. Organic sales improved 2.0% and acquisitions added 2.6%. Foreign currency translation increased sales by 0.9%. Specialty segment IBT was up 14.3% to $123.3 million from $107.9 million a year ago. EBIT was up 14.0% to $122.4 million from $107.4 million in fiscal 2017. The segment reported charges of $1.4 million in the fiscal 2018 fourth quarter, as well as the fiscal 2017 severance charge of $2.9 million in the fourth quarter. Excluding these charges, specialty segment EBIT increased 12.3% to $123.8 million in fiscal 2018 from $110.3 million a year ago.

RPM Reports Fiscal 2018 Fourth-Quarter and Year-End Results

July 19, 2018

Cash Flow and Financial Position

For the 2018 fiscal year, cash from operations was $390.4 million compared to $386.1 million in fiscal 2017. Capital expenditures during fiscal 2018 of $114.6 million compare to $126.1 million over the same time in fiscal 2017. Total debt at the end of fiscal 2018 was $2.17 billion compared to $2.09 billion a year ago. RPM’s net (of cash) debt-to-total capitalization ratio was 54.2% compared to 54.8% at May 31, 2017. RPM’s total liquidity at May 31, 2018, including cash and long-term committed available credit, was $1.0 billion.

Business Outlook

“During fiscal 2019, we expect the challenging raw material environment to continue, perpetuating the stress on gross profit margins. All of our businesses are aggressively pursuing price increases and we expect to see some of that benefit in our consumer segment this fiscal year.

“The industrial segment should benefit from steady construction activity and a mostly stable international backdrop outside of Brazil. Additionally, our industrial coatings business should benefit from the ongoing oil and gas market recovery. We expect industrial segment sales in fiscal 2019 to grow in the mid-single-digit range.

“In our consumer segment, we enter fiscal 2019 with a leaner and more simplified organization structure, along with improved product line focus. With recent market share gains, a stepped-up advertising campaign to support new product placements and the recent purchase of Miracle Sealants, consumer is poised for growth. We expect consumer segment sales in fiscal 2019 to grow in the mid- to upper- single-digit range.

“In our specialty segment, we will annualize last year’s patent expiration at the end of our fiscal 2019 first quarter. We also see extremely difficult year-over-year comparisons for our Legend Brands restoration business, which experienced a sales boost due to three hurricanes last fall. Therefore, we expect sales growth in the specialty segment in fiscal 2019 to be in the low-single-digit range.

“Although, top-line sales will continue to be solid, the first quarter is expected to be the most difficult in terms of bottom-line leverage for several reasons. In consumer, there will be a higher first quarter promotional advertising and load-in spend to support recent market share gains. Furthermore, the gap between current price increases and raw material inflation is at its peak, with our consumer businesses finally realizing some of their price increases now. In our specialty segment, the first quarter of fiscal 2019 is the last quarter of negative comparisons relating to the NatureSeal patent expiration last August.

“During fiscal 2019, we intend to adjust out charges relating to our operational improvement initiative to provide better clarity on the performance of our core businesses. We have committed to announcing a comprehensive update to our operating improvement initiative, which we call our 2020 MAP to Growth, prior to the end of November and have elected not to provide EPS guidance as we navigate through this transitional period,” stated Sullivan.

RPM Reports Fiscal 2018 Fourth-Quarter and Year-End Results

July 19, 2018

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT on July 19, 2018 until 11:59 p.m. EDT on July 26, 2018. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 46126377. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.rpminc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT, adjusted net income and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT, adjusted net income and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT to income before income taxes.

RPM Reports Fiscal 2018 Fourth-Quarter and Year-End Results

July 19, 2018

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2017, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Year Ended
	May 31,		May 31,
	2018	2017	2018	2017
Net Sales	$1,558,156	$1,492,846	$5,321,643	$4,958,175
Cost of sales	939,460	829,454	3,140,431	2,792,487

Gross profit	618,696	663,392	2,181,212	2,165,688
Selling, general & administrative expenses	466,163	453,909	1,663,143	1,643,520
Restructuring expense	17,514		17,514
Goodwill and other intangible asset impairments				193,198
Interest expense	23,919	27,502	104,547	96,954
Investment (income), net	(6,779)	(4,103)	(20,442)	(13,984)
Other (income) expense, net	(6)	366	(598)	1,667

Income before income taxes	117,885	185,718	417,048	244,333
Provision for income taxes	31,977	56,869	77,791	59,662

Net income	85,908	128,849	339,257	184,671
Less: Net income attributable to noncontrolling interests	244	797	1,487	2,848

Net income attributable to RPM International Inc. Stockholders	$85,664	$128,052	$337,770	$181,823

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.65	$0.96	$2.55	$1.37

Diluted	$0.63	$0.94	$2.50	$1.36

Average shares of common stock outstanding - basic	131,186	130,676	131,179	130,662

Average shares of common stock outstanding - diluted	137,158	135,162	137,171	135,165

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Year Ended
	May 31,		May 31,
	2018	2017	2018	2017
Net Sales:
Industrial Segment	$812,872	$733,530	$2,814,755	$2,564,202
Consumer Segment	548,394	565,289	1,754,339	1,680,384
Specialty Segment	196,890	194,027	752,549	713,589

Total	$1,558,156	$1,492,846	$5,321,643	$4,958,175

Income Before Income Taxes:
Industrial Segment
Income Before Income Taxes (a)	$96,390	$92,073	$270,792	$243,335
Interest (Expense), Net (b)	(2,935)	(1,313)	(10,507)	(7,985)

EBIT (c)	99,325	93,386	281,299	251,320
Charge to exit Flowcrete Middle East (d)				12,275
Charge to exit Flowcrete China (e)	4,164		4,164
Severance expense (f)		7,721		7,721
Inventory-related charges (g)	1,220		1,220
Restructuring expense (h)	4,587		4,587

Adjusted EBIT	$109,296	$101,107	$291,270	$271,316

Consumer Segment
Income (Loss) Before Income Taxes (a)	$25,298	$99,411	$171,874	$58,726
Interest (Expense), Net (b)	(220)	(209)	(713)	(323)

EBIT (c)	25,518	99,620	172,587	59,049
Severance expense (f)		4,277		4,277
Inventory-related charges (g)	36,463		36,463
Restructuring expense (h)	10,791		10,791
Goodwill and other intangible asset impairments (i)				188,298

Adjusted EBIT	$72,772	$103,897	$219,841	$251,624

Specialty Segment
Income Before Income Taxes (a)	$32,909	$31,240	$123,307	$107,904
Interest Income, Net (b)	592	120	876	526

EBIT (c)	$32,317	$31,120	$122,431	$107,378
Severance expense (f)		2,926		2,926
ERP consolidation plan (j)	1,416		1,416

Adjusted EBIT	$33,733	$34,046	$123,847	$110,304

Corporate/Other
(Expense) Before Income Taxes (a)	$(36,712)	$(37,006)	$(148,925)	$(165,632)
Interest (Expense), Net (b)	(14,577)	(21,997)	(73,761)	(75,188)

EBIT (c)	$(22,135)	$(15,009)	$(75,164)	$(90,444)
Severance expense (f)		77		77
Restructuring expense (h)	2,136		2,136
Professional fees for negotiation of cooperation agreement (k)	1,467		1,467

Adjusted EBIT	$(18,532)	$(14,932)	$(71,561)	$(90,367)

Consolidated
Income Before Income Taxes (a)	$117,885	$185,718	$417,048	$244,333
Interest (Expense), Net (b)	(17,140)	(23,399)	(84,105)	(82,970)

EBIT (c)	135,025	209,117	501,153	327,303
Charge to exit Flowcrete Middle East (d)				12,275
Charge to exit Flowcrete China (e)	4,164		4,164
Severance expense (f)		15,001		15,001
Inventory-related charges (g)	37,683		37,683
Restructuring expense (h)	17,514		17,514
Goodwill and other intangible asset impairments (i)				188,298
ERP consolidation plan (j)	1,416		1,416
Professional fees for negotiation of cooperation agreement (k)	1,467		1,467

Adjusted EBIT	$197,269	$224,118	$563,397	$542,877

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(c)	EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.
(d)	Reflects the charges related to Flowcrete decision to exit the Middle East.
(e)	Reflects the charges related to Flowcrete decision to exit China.
(f)	Reflects severance expense incurred during the fourth quarter of fiscal 2017 pursuant to a plan to reduce future SG&A expense.
(g)	Inventory-related charges reflect product line and SKU rationalization and related obsolete inventory identification at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Industrial Segment, all of which have been recorded in cost of goods sold during the fourth quarter of fiscal 2018.
(h)	Reflects restructuring expense, including headcount reductions, closures of facilities and related costs and accelerated vesting of equity awards in connection with a key executive, all of which were incurred during the fourth quarter of fiscal 2018.
(i)	Reflects the impact of goodwill and other intangible asset impairment charges of $188.3 million related to our Kirker reporting unit.
(j)	Includes implementation costs associated with ERP consolidation plan, which were incurred during the fourth quarter of fiscal 2018 by our Specialty Segment.
(k)	Comprises professional fees incurred during the fourth quarter of fiscal 2018 in connection with the negotiation of a cooperation agreement. Refer to Form 8-K as filed on June 28, 2018.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended May 31,		Year Ended May 31,
	2018	2017	2018	2017
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$0.63	$0.94	$2.50	$1.36
Charge to exit Flowcrete Middle East (d)				0.09
Charge to exit Flowcrete China (e)	0.03		0.03
Severance expense (f)		0.08		0.08
Inventory-related charges (g)	0.19		0.19
Restructuring expense (h)	0.09		0.09
Goodwill and other intangible asset impairments (i)				0.94
ERP consolidation plan (j)	0.01		0.01
Professional fees for negotiation of cooperation agreement (k)	0.01		0.01
Adjustment to tax expense (l)	0.09		0.09

Adjusted Earnings per Diluted Share (m)	$1.05	$1.02	$2.92	$2.47

(d)	Reflects the charges related to Flowcrete decision to exit the Middle East.
(e)	Reflects the charges related to Flowcrete decision to exit China.
(f)	Reflects severance expense incurred during the fourth quarter of fiscal 2017 pursuant to a plan to reduce future SG&A expense.
(g)	Inventory-related charges reflect product line and SKU rationalization and related obsolete inventory identification at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Industrial Segment, all of which have been recorded in cost of goods sold during the fourth quarter of fiscal 2018.
(h)	Reflects restructuring expense, including headcount reductions, closures of facilities and related costs and accelerated vesting of equity awards in connection with a key executive, all of which were incurred during the fourth quarter of fiscal 2018.
(i)	Reflects the impact of goodwill and other intangible asset impairment charges of $188.3 million related to our Kirker reporting unit.
(j)	Includes implementation costs associated with ERP consolidation plan, which were incurred during the fourth quarter of fiscal 2018 by our Specialty Segment.
(k)	Comprises professional fees incurred during the fourth quarter of fiscal 2018 in connection with the negotiation of a cooperation agreement. Refer to Form 8-K as filed on June 28, 2018.
(l)	Reflects an adjustment to tax expense for U.S. tax reform and related guidance subsequently issued by the Internal Revenue Service.
(m)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	May 31, 2018	May 31, 2017
Assets
Current Assets
Cash and cash equivalents	$244,422	$350,497
Trade accounts receivable	1,160,162	1,039,468
Allowance for doubtful accounts	(46,344)	(44,138)

Net trade accounts receivable	1,113,818	995,330
Inventories	834,461	788,197
Prepaid expenses and other current assets	278,230	263,412

Total current assets	2,470,931	2,397,436

Property, Plant and Equipment, at Cost	1,575,875	1,484,579
Allowance for depreciation	(795,569)	(741,893)

Property, plant and equipment, net	780,306	742,686

Other Assets
Goodwill	1,192,174	1,143,913
Other intangible assets, net of amortization	584,272	573,092
Deferred income taxes, non-current	21,897	19,793
Other	222,242	213,529

Total other assets	2,020,585	1,950,327

Total Assets	$5,271,822	$5,090,449

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$592,281	$534,718
Current portion of long-term debt	3,501	253,645
Accrued compensation and benefits	177,106	181,084
Accrued losses	22,132	31,735
Other accrued liabilities	211,706	234,212

Total current liabilities	1,006,726	1,235,394

Long-Term Liabilities
Long-term debt, less current maturities	2,170,643	1,836,437
Other long-term liabilities	356,892	482,491
Deferred income taxes	104,023	97,427

Total long-term liabilities	2,631,558	2,416,355

Total liabilities	3,638,284	3,651,749

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,647; 133,563)	1,336	1,336
Paid-in capital	982,067	954,491
Treasury stock, at cost	(236,318)	(218,222)
Accumulated other comprehensive (loss)	(459,048)	(473,986)
Retained earnings	1,342,736	1,172,442

Total RPM International Inc. stockholders’ equity	1,630,773	1,436,061
Noncontrolling interest	2,765	2,639

Total equity	1,633,538	1,438,700

Total Liabilities and Stockholders’ Equity	$5,271,822	$5,090,449

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Year Ended May 31,
	2018	2017
Cash Flows From Operating Activities:
Net income	$339,257	$184,671
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	81,976	71,870
Amortization	46,523	44,903
Restructuring	17,514
Goodwill and other intangible asset impairments		193,198
Adjustments to contingent consideration obligations	3,400	3,000
Other-than-temporary impairments on marketable securities		420
Deferred income taxes	(10,690)	24,049
Stock-based compensation expense	25,440	32,541
Other non-cash interest expense	6,187	9,986
Realized (gain) on sales of marketable securities	(10,076)	(8,174)
Other	(1,141)	280
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) in receivables	(106,179)	(5,690)
(Increase) in inventory	(34,102)	(70,726)
Decrease (increase) in prepaid expenses and other current and long-term assets	3,348	(38,130)
Increase in accounts payable	51,641	16,247
(Decrease) in accrued compensation and benefits	(5,010)	(4,577)
(Decrease) in accrued losses	(10,387)	(3,422)
(Decrease) in other accrued liabilities	(6,612)	(64,322)
Other	(706)	3

Cash Provided By Operating Activities	390,383	386,127

Cash Flows From Investing Activities:
Capital expenditures	(114,619)	(126,109)
Acquisition of businesses, net of cash acquired	(112,442)	(254,200)
Purchase of marketable securities	(181,953)	(38,062)
Proceeds from sales of marketable securities	138,803	76,588
Other	9,018	2,118

Cash (Used For) Investing Activities	(261,193)	(339,665)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	351,082	597,633
Reductions of long-term and short-term debt	(276,406)	(154,348)
Cash dividends	(167,476)	(156,752)
Shares of common stock repurchased and returned for taxes	(17,152)	(21,948)
Payments of acquisition-related contingent consideration	(3,945)	(4,284)
Payments for 524(g) trust	(123,567)	(221,638)
Other	(1,912)	(2,692)

Cash (Used For) Provided By Financing Activities	(239,376)	35,971

Effect of Exchange Rate Changes on Cash and Cash Equivalents	4,111	2,912

Net Change in Cash and Cash Equivalents	(106,075)	85,345
Cash and Cash Equivalents at Beginning of Period	350,497	265,152

Cash and Cash Equivalents at End of Period	$244,422	$350,497